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                     September 29, 2023

       Shirley Cheng
       Chief Financial Officer
       Network CN Inc.
       Unit 705B, 7th Floor
       New East Ocean Centre
       9 Science Museum Road
       TST, KLN, Hong Kong

                                                        Re: Network CN Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed April 13,
2023
                                                            File No. 000-30264

       Dear Shirley Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services